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                                                                 EXHIBIT (c)(13)
                         NETFRAME SYSTEMS INCORPORATED
                             EXECUTIVE BONUS PLAN
                               1/1/97 - 6/30/97


Purpose:
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To focus the efforts of the NetFRAME Executive Staff toward predetermined goals and objectives which are critical to the success of the Company. This program will strengthen the ability of NetFRAME to attract and retain key executives by developing a leveraged incentive compensation plan based upon the attainment of performance objectives. The ability of the executive staff to exceed plan objectives will result in superior compensation, and will ensure that shareholder, customer and employee satisfaction is attained.

Bonus Targets:
-------------

At 100% attainment of Plan, the bonus target for Bob Puette will be 50% of base salary. The bonus target for Corporate Vice Presidents (executive Sales Vice Presidents) will be 40% of base salary. The Sales Vice Presidents will participate in an individual bonus plan that includes Sales Compensation and Individual Performance Objectives.

Bonus Plan Components:
---------------------

There will be two objectives for Bob Puette and his staff.

1-Partnering with a major OEM, or concluding a successful acquisition of
  NetFRAME.
2-Releasing Raptor 8 to Manufacturing by the conclusion of H197.

Calculation of these objectives will be based upon semi-annual gross base salary earned during H1 1997.

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Corporate Performance Objectives:
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Revenue Payout 100%
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% of Plan                                               Payout
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Less than 100% Attainment                               0
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Greater than or equal to 100% Attainment                % of Revenue attainment
of total                                                x 100% Bonus Target
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Bonus Payout:
------------

Bonus Payments will be evaluated and awarded in July 1997. Plan participants must be active employees on June 30, 1997 in order to be eligible for bonus payments.

Amendment and Termination of Plan:
---------------------------------

The Compensation Committee of the Company may at any time and for any reason terminate or amend this Executive Bonus Plan.

Approved by the NetFRAME Compensation Committee.

/s/ Gordon Eubanks
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Gordon Eubanks                              Date